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                                                                    EXHIBIT 23.3

The Board of Directors
Professionals Group Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of ProAssurance Corporation of our report dated February 23, 1999, relating to the consolidated balance sheet of Professionals Group, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Professionals Group, Inc, and is referenced in the registration statement, and to the reference to our firm under the heading "Experts" in the registration statement.

The consolidated financial statements and related financial statement schedule give retroactive effect to the merger of Professionals Group, Inc., and Physicians Protective Trust Fund, on July 1, 1998, which has been accounted for as a pooling of interests business combination.


/s/ KPMG LLP
---------------------------------
KPMG LLP



Detroit, Michigan

January 3, 2001